UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 25, 2015

 Stanley Black & Decker, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	1-5224	06-0548860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive, New Britain,		06053
Connecticut		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (860) 225-5111
Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On March 25, 2015, Stanley Black & Decker, Inc. (“Stanley Black & Decker” or "the Company”) posted supplementary financial information on its website to reflect updated business segment information for the quarterly and year-to-date periods of 2014 and full year 2013. In the first quarter of 2015, the Company combined the Construction & Do-It-Yourself ("CDIY") business with certain complementary elements of the Industrial and Automotive Repair ("IAR") and Healthcare businesses (formerly part of the Industrial and Security segments, respectively) to form one Tools & Storage business with revenues totaling approximately $7 billion. As a result of this change, the legacy CDIY segment has been renamed Tools & Storage. The combination of these businesses is consistent with the Company's strategy to continue to gain market share and consolidate the tool industry. The supplementary financial information includes the normalized business segment information adjusted for the above combination, as reconciled to GAAP adjusted for the above combination, which is considered relevant to aid analysis of the Company’s operating performance aside from the material impact of the merger & acquisition-related charges in the periods presented. A copy of the supplementary financial information is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this report as if fully set forth herein.
The information furnished pursuant to this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits
99.1 Supplementary financial information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanley Black & Decker, Inc.

March 25, 2015	By:	/s/ Bruce H. Beatt
	Name:	Bruce H. Beatt
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Supplementary financial information